Exhibit (d)

Outstanding Indebtedness of QTC (Face Value)

Maturity Analysis

	As at June 30, 2004
	0-3 months	3-12 months	1-5 years	Over 5 years	TOTAL
	(in $ millions)
Offshore Debt(1)	647	2,021	2,432	4,060	9,160
Domestic Debt(2)(3)	235	2,457	3,327	5,987	12,006

TOTAL	$882	$4,478	$5,759	$10,047	$21,166

(1)	These totals have been translated into Australian dollars at a rate of exchange applicable at the balance date and do not include the net effect of currency swaps and forward currency contracts. They include US$310 million outstanding under the Corporation’s United States and European commercial paper facilities as at June 30, 2004.

(2)	Maturities of discounted loans are included at face value.

(3)	These totals include A$30 million outstanding under the Corporation’s Australian dollar Treasury note facility as at June 30, 2004.

Government Debt

At the end of this exhibit is a list of all outstanding debt issued by QTC.

Other Guaranteed Debt and Contingent Liabilities

Under the provisions of the Act and the Statutory Bodies Financial Arrangements Act 1982 (as amended by the Statutory Bodies Financial Arrangements Amendment Act 1996), financial arrangements entered into by a statutory body may be guaranteed by the Treasurer on behalf of the Government of Queensland. That legislation also preserves similar guarantees given under legislation that it replaced. In addition, the Industrial Development Act 1963 preserves guarantees of borrowings of other bodies made under the Industrial Development Act 1963-1981. Guarantees are also given in respect of borrowings made by Co-operative Housing Societies which on-lend funds for home purchase.

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The following table indicates the State’s contingent liabilities on account of such guaranteed debt at the end of the five fiscal years to 2003-04.

Summary of Debt Outstanding of Departments, Treasury,

Statutory and Other Bodies

(other than that debt detailed under Queensland Treasury Corporation)

	As at June 30,
	2000	2001	2002	2003	2004
TOTAL	$2,331	$2,266	$2,524	$2,291	$2,162

Included in the above are obligations associated with the Queensland Government’s guarantee of all insurance policies issued prior to December 1, 1996 by the Suncorp Insurance and Finance Corporation (“Suncorp”). Suncorp, together with Suncorp Building Society and Queensland Industry Development Corporation merged with Metway Bank Limited with effect from December 1, 1996. Pursuant to the provisions of the State Government Institution and Metway Merger Facilitation Act 1996, all insurance policies (principally concerning life insurance, general insurance and superannuation) issued by Suncorp prior to December 1, 1996 will continue to be guaranteed by the Queensland Government.

The obligations of Suncorp under such insurance policies are funded on an actuarial basis or reinsured by Suncorp, pursuant to management guidelines.

Exchange Rate of the Australian Dollar

Exchange rates for the major currencies in which debt of Queensland Treasury Corporation and Queensland is denominated, expressed as an Australian dollar against the foreign currency equivalent are shown in the table below:

	As at June 30,
Currency	2000	2001	2002	2003	2004
US Dollar	0.5986	0.5075	0.5648	0.6674	0.6889
Japanese Yen	63.19	62.94	67.48	79.99	74.82
Swiss Franc	0.9784	0.9127	0.8415	0.9025	0.8721
Pounds Sterling	0.3941	0.3603	0.3700	0.4038	0.3815
Euro	0.6282	0.6002	0.5715	0.5840	0.5702

Source: Reserve Bank of Australia.

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OUTSTANDING DOMESTIC A$ INDEBTEDNESS AS AT JUNE 30, 2004*

Coupon Rate (% per annum)	Date of Maturity	Face Value (in dollars)	Market Value (in dollars)
6.50	June 2005	2,380,265,000.00	2,410,033,168.14
8.00	September 2007	3,116,295,000.00	3,397,575,638.88
6.00	July 2009	1,324,100,100.00	1,368,252,498.96
6.00	June 2011	1,503,386,000.00	1,509,379,092.98
6.00	August 2013	1,558,388,000.00	1,587,166,172.08
6.00	October 2015	871,500,000.00	873,937,068.82
6.00	June 2021	376,400,000.00	369,994,735.06
Various	Various	4,670,823.47	5,713,365.98
Various	Various	260,830,495.42	262,576,224.44
Various	October 2004	100,000,000.00	100,957,841.77
Zero	June 2011	117,795,516.01	77,088,239.34
Zero	June 2011	218,578,021.45	147,207,715.77
5.11	September 2007	30,000,000.00	29,835,847.72
5.50	December 2004	188,000.00	188,321.00
5.58	August 2004	235,000.00	240,251.90
5.69	December 2004	188,000.00	193,723.65
5.80	July 2005	30,000,000.00	30,412,012.41
Various	Various	15,815,943.17	18,670,713.31
Various	Various	30,000,000.00	29,685,006.37
Various	Various	1,657,500.00	1,657,500.00

TOTAL			12,220,783,138.58

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OUTSTANDING FOREIGN CURRENCY DENOMINATED OFFSHORE INDEBTEDNESS OF

QUEENSLAND TREASURY CORPORATION

As at June 30, 2004

(at Face Value)

Year of Issue	Currency	Amount	Coupon	Maturity	A$ Market Valuation
1995	JPY	10,000,000,000	4.56%	July 2004	139,598,853.38
2003	NZD	25,725,000	4.72%	October 2005	23,145,405.53
	EUR	16,000,000	Euro-CP	Various	27,958,554.83
	GBP	25,000,000	Euro-CP	Various	64,761,077.77
2004	USD	175,000,000	Euro-CP	Various	253,607,430.59
	EUR	75,000,000	Euro-CP	Various	140,028,227.02
Accrued Interest Net Swaps and Forwards Outstanding					(34,666,645.62)

TOTAL					$614,432,903.50

OUTSTANDING AUSTRALIAN DOLLAR DENOMINATED OFFSHORE DEBT OF

QUEENSLAND TREASURY CORPORATION

GLOBAL A$ BONDS AUD

as at June 30, 2004

Year of Issue	Interest Coupon	Maturity Date	Face Value(A$)	Market Value(A$)
Various	6.5%	June 2005	2,000,620,000.00	2,025,604,919.08
Various	8%	September 2007	1,807,977,000.00	1,971,171,270.89
Various	6%	July 2009	1,912,941,000.00	1,976,797,080.06
Various	6%	June 2011	886,832,000.00	890,410,591.88
Various	6%	August 2013	909,431,000.00	926,002,268.32
Various	6%	October 2013	248,500,000.00	249,119,482.58

TOTAL			$7,766,301,000.00	$8,039,105,612.81

A$ EURO-COMMERCIAL PAPER

as at June 30, 2004

Year of Issue	Coupon	Maturity Date	Face Value(A$)	Market Value(A$)
2003	Euro-CP	Various	3,000,000.00	2,966,747.35
2004	Euro-CP	Various	22,800,000.00	22,620,654.15

TOTAL			$25,800,000.00	$25,587,401.50

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A$ EURO-MEDIUM TERM NOTES

as at June 30, 2004

Year of Issue	Coupon Rate	Maturity Date	Face Value(A$)	Market Value(A$)
1995	12.0%	June 2005	20,000,000.00	21,270,667.46
2003	4.80%	December 2005	59,000,000.00	58,494,480.02
2003	4.406%	November 2006	76,460,000.00	74,338,168.57
2002	5.55%	April 2007	103,200,000.00	103,438,461.34
2003	4.52%	April 2008	54,050,000.00	51,969,151.05
2003	4.57%	May 2008	80,300,000.00	76,898,194.12
2003	12.0%	September 2009	50,000,000.00	64,905,264.04
2003	0.50%	May 2010	52,000,000.00	38,160,585.66
2003	5.02%	October 2006	228,000,000.00	226,213,557.69

TOTAL			$723,010,000.00	$715,688,529.95

US$ EURO MEDIUM-TERM NOTES

as at June 30, 2004

Year of Issue	Coupon Rate	Maturity Date	Face Value (A$)	Market Value (A$)
—	—	—	—	—

US$ MEDIUM-TERM NOTES

as at June 30, 2004

Year of Issue A$ Denominated	Coupon Rate	Maturity Date	Face Value	Market Value
US$ Denominated	—	—	—	—

QUEENSLAND TREASURY CORPORATION DEBT UNDER THE

COMMONWEALTH SAVINGS BANK AGREEMENT

as at June 30, 2004

Year of Issue	Interest Rate (% per annum)	Maturity Date	Principal Amount (in dollars)	Market Value (in dollars)
Various	Various	October 2004	183,602.55	184,398.27
Various	Various	April 2005	67,466,190.46	67,758,583.98

TOTAL			$67,649,793.01	$67,942,982.25

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